UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

MEDPRO SAFETY PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20311 Chartwell Center Drive, Suite 1469 Cornelius, NC	28031
(Address of principal executive offices)	(Zip Code)

(704) 790-9799

(Issuer's telephone/facsimile numbers, including area code)

145 Rose Street

Lexington, KY 40507

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On February 13, 2018, the Fayette County, Kentucky, Circuit Court entered a consent judgment against the Registrant, by and through its court-appointed custodian, in which Plaintiffs, William R. Alessi, Jr. and Pure Energy 714, LLC, exchanged their claims against the Registrant in exchange for the issuance of nine million (9,000,000) and forty-five million (45,000,000) shares, respectively, of the Registrant’s common stock. Upon the Plaintiffs’ information and belief, the issuance represents a change of control of the Registrant as the last reported total number of common and preferred shares issued by the Registrant and outstanding was 34,540,478 common, 6,668,229 Series A preferred, 126,415 Series D preferred, and 20,000 Series E Preferred.

The Registrant’s Form 10-Q for the period ending September 30, 2013 reports that each Series D and Series E preferred share is convertible into 16.67 common shares. On a fully converted basis, the Series D and E preferred shares convert into a total of 2,440,738 common shares. Therefore, at the time of the change of control, there were the equivalent of a total of 43,649,445 voting common shares outstanding. With the court-approved settlement of claims and issuance of shares to Plaintiffs, the total number of equivalent voting shares issued and outstanding is 97,649,445 shares of which the Plaintiffs’ combined control is 55.3%.

Plaintiffs, Pure Energy 714, LLC, by and through its sole member Louis Sorrentino, and William R. Alessi, Jr., individually, have an oral agreement to vote their shares together and to appoint Mr. Alessi as a director and officer of the Registrant. Pure Energy 714, LLC, is owned and controlled by Louis Sorrentino.

Mr. Alessi, age 46, is the current CEO of Lone Star Gold, Inc. since February 12, 2018. He was formerly the interim CEO of RMD Entertainment Group, Inc. from April of 2017 through October of 2017, and was the interim CEO of Land Star, Inc. from April of 2017 to December of 2017.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: March 2, 2018	By:	/s/ William R. Alessi, Jr.
William R. Alessi, Jr.
	Its:	President and Chief Financial Officer

3